EXHIBIT 99.2

ALFRED J. LUCIANI AND OTHERS JOIN

KENILWORTH SYSTEMS’ BOARD

Mineola, NY September 15, 2005.  Kenilworth Systems Corporation (OTC Pink Sheets: KENS).  In an 8-K filing with the SEC, the Board of Directors of Kenilworth Systems today announced that Alfred J. Luciani, Esq., David Satterfield and Paul Nusbaum have been elected Directors of the Company.

Mr. Luciani is well recognized for his contributions to the gaming industry as a developer and operator of casino-hotel resorts.  His casino development achievements include the world-famous Foxwoods Casino in Connecticut, the initial Crown Casino in Melbourne, Australia, and more recently, two casinos for the Seneca Gaming Corporation in Upstate New York.  On July 1, 2005 he joined Kenilworth as a consultant.

Mr. Satterfield was the former Chairman of the Board of Directors of the West Virginia Economic Development Authority with considerable operational oversight responsibility.  When Governor Bob Wise of West Virginia was elected, in November, 2000, Mr. Satterfield served as director of the transition team and Chief of Staff to the Governor until May 2001.  Prior to joining the Governor’s office Mr. Satterfield served as the Chief of Staff and Vice President for Institutional Advancement at West Virginia University in Morgantown, WV.  He functioned as chief advisor to the University’s president, as WVU’s primary government relations executive.

Mr. Nusbaum served as the Cabinet Secretary for the West Virginia Department of Health and Human Resources from January 17, 2001 until January 17, 2005, and was responsible for the entire operation of that government agency with its $2.5 billion budget and over 5,700 employees.  Mr. Nusbaum currently provides professional management consulting services to a small group of health care entities.

Gino Scotto, Director and CEO stated “We are pleased to have attracted the insights and management experience of these new Directors who, with their extensive experience, can help to guide our Company and to further the regulatory protocols for Project Roulabette™.”

Roulabette™ is the brand name, coined by the Company, for a patented method and system for placing wagers on live, in-progress casino table game broadcasts in real time via digital satellite and digital cable transmission, such as Roulette, Dice, Baccarat and more, at sites remote from the actual casino table at which the game is taking place.

The above took place as a result of Alfred J. Luciani and David Satterfield being now available and willing to serve on our Board.  The Board, as authorized, agreed to add two new seats to be occupied by Messer’s Luciani and Satterfield.  Mr. Paul Nusbaum had been elected by the shareholders at its September 13, 2005 Annual Meeting.

The Board now has nine (9) members.

Forward Looking Statement

This press release my be deemed to contain certain forward-looking statements with respect to Kenilworth’s business, financial conditions, involves risks and uncertainties including, but not limited to: the ability to obtain additional experienced management to further the business plans of Kenilworth, the ability to obtain necessary regulatory approvals from various regulatory bodies, approval by State Legislatures, economic conditions and other risks described on Form 10-K, 2004.

Contact:    Andrew Hirko, Senior Vice President, Kenilworth Systems Corp. (516) 741-1352, Roulabette@aol.com.